COOPERS & LYBRAND
COOPERS & LYBRAND L.L.P.
a professional services firm
15 North Robinson, Suite 400
Oklahoma City, Oklahoma  73102
telephone (405) 236-5800
facsimile (405) 232-5238

September 29, 1997



Mr. Marc Rowland
Chesapeake Energy Corporation
6104 N. Western
Oklahoma City, OK  73118

Dear Mr. Rowland:

You have furnished us with a copy of your "Notification of Late Filing" on Form 12b-25 dated September 29, 1997.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the consolidated financial statements of Chesapeake Energy Corporation for the inclusion in the Form 10-K for the year ended June 30, 1997.

Yours very truly,

COOPERS & LYBRAND L.L.P.